SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                       3-DIMENSIONAL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               |_| Rule 13d-1(b)

                               |_| Rule 13d-1(c)

                               |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 24 Pages

CUSIP No. 88554W104                   13G                     Page 2 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,182,313
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,182,313
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,182,313
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    14.47%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 3 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,182,313
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,182,313
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,182,313
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    14.47%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 4 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          934,522
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       934,522
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    934,522
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.25%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 5 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          934,522
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       934,522
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    934,522
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.25%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 6 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          365,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       365,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    365,090
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.66%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 7 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          365,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       365,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    365,090
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.66%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 8 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures VI, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          819,595
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       819,595
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,595
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.73%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                     Page 9 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners VI, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          819,595
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       819,595
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,595
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.73%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 10 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,301,520
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,301,520
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,301,520
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.11%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 11 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,301,520
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,301,520
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,301,520
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.11%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 12 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,301,520
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,301,520
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,301,520
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.11%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 13 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,301,520
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,301,520
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,301,520
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.11%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 14 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,184,685
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,184,685
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,184,685
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 15 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,184,685
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,184,685
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,184,685
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                   13G                    Page 16 of 24 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Eric Aguiar, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          819,595
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       819,595
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    819,595
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.73%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 17 of 24 pages


Item 1.

      (a)   Name of Issuer:

            3-Dimensional Pharmaceuticals, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            1020 Stony Hill Road
            Yardley, Pennsylvania 19067

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh and Aguiar and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

      (c)   Citizenship:

            HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP VI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

----------

            (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and VI, respectively, the record holders of Issuer's securities. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of each of HCV V and, HCV VI, respectively, the record holders of the Issuer's securities and Dr. Aguiar is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's securities.

                                                             Page 18 of 24 pages


      (d)   Title of Class of Securities:

            Common Stock, par value $.001 (the "Shares").

      (e)   CUSIP Number:

            88554W104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable.

Item 4.     Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2001: HCV III and HCP III beneficially owned 3,182,313 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 934,522 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 365,090 Shares of the Issuer's Common Stock; HCV VI and HCP VI beneficially owned 819,595 Shares of the Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild beneficially owned 5,301,520 Shares of the Issuer's Common Stock(2); Dr. Mirabelli and Mr. Lawlor beneficially owned 1,184,685 Shares of the Issuer's Common Stock; and Dr. Aguiar beneficially owned 819,595 Shares of the Issuer's Common Stock.

      (b)   Percent of Class:

            As of December 31, 2001: the 3,182,313 Shares beneficially owned by HCV III and HCP III constitute 14.47% of the Shares outstanding; the 934,522 Shares beneficially owned by HCV IV and HCP IV constitute 4.25% of the Shares outstanding; the 365,090 Shares beneficially owned by HCV V and HCP V constitute 1.66% of the Shares outstanding; the 819,595 Shares beneficially owned by HCV VI and HCP VI constitute 3.73% of the Shares outstanding; the 5,301,520 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild constitute 24.11% of the Shares outstanding; the 1,184,685 Shares beneficially owned by Dr. Mirabelli and Mr. Lawlor constitute 5.39% of the Shares outstanding; and the 819,595 Shares beneficially owned by Dr. Aguiar constitute 3.73% of the Shares outstanding.

----------

            (2) Please note that in addition to the 5,301,520 Shares of the Issuer's Common Stock beneficially owned by Dr. Cavanaugh, Dr. Cavanaugh has been granted options to purchase 10,000 Shares of the Issuer's Common Stock which become exercisable as to 2,500 Shares per year for 4 years beginning on May 14, 2002. Dr. Cavanaugh is not deemed to beneficially own these Shares at the time of this report.

                                                             Page 19 of 24 pages


      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Inapplicable.

            (ii)  shared power to vote or to direct the vote:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse, and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar, and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

            (iii) sole power to dispose or to direct the disposition of:

                  Inapplicable.

            (iv)  shared power to dispose of or to direct the disposition of:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse, and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV VI.

                                                             Page 20 of 24 pages


Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

            Inapplicable.

                                                             Page 21 of 24 pages


                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners III, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners IV, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures V, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners V, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners V, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures VI, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners VI, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners VI, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner

                                                             page 22 of 24 pages


Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      James H. Cavanaugh, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      Harold R. Werner

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      William Crouse

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      Eric Aguiar, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      John W. Littlechild

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      Christopher Mirabelli, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      Augustine Lawlor

                                                             Page 23 of 24 pages


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of 3-Dimensional Pharmaceuticals Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 8, 2002                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners III, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners IV, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures V, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners V, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners V, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Ventures VI, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners VI, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners VI, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner

                                                             Page 24 of 24 pages


Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      James H. Cavanaugh, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      Harold R. Werner

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      William Crouse

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                     ---------------------------------------
                                                      Eric Aguiar, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      John W. Littlechild

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      Christopher Mirabelli, Ph.D.

Dated: February 8, 2002                       By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts                   ---------------------------------------
                                                      Augustine Lawlor